As filed with the Securities and Exchange Commission on November 18, 2020

Registration No. 333-223996

Registration No. 333-206308

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO:

FORM S-3 REGISTRATION STATEMENT NO. 333-223996

FORM S-3 REGISTRATION STATEMENT NO. 333-206308

UNDER

THE SECURITIES ACT OF 1933

MONTAGE RESOURCES CORPORATION

(SOUTHWESTERN ENERGY COMPANY, AS SUCCESSOR BY MERGER TO MONTAGE RESOURCES CORPORATION)

(Exact name of Registrant as specified in its charter)

Delaware	46-4812998
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

10000 Energy Drive

Spring, Texas 77389

(832) 796-1000

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Chris Lacy

Vice President, General Counsel and Corporate Secretary

10000 Energy Drive

Spring, Texas 77389

(832) 796-1000

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Frank Bayouth

Eric C. Otness

Skadden, Arps, Slate, Meagher & Flom LLP

1000 Louisiana Street, Suite 6800

Houston, Texas 77002

(713) 655-5100

Approximate date of commencement of proposed sale to the public: Not applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.     ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 431(b) under the Securities Act, check the following box.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.    ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments”) filed by Montage Resources Corporation, f/k/a Eclipse Resources Corporation, a Delaware corporation (the “Registrant”), deregister all securities remaining unissued under the following Registration Statements on Form S-3 (each, a “Registration Statement”, and collectively, the “Registration Statements”) filed by the Registrant with the U.S. Securities and Exchange Commission (the “Commission”):

•

Registration Statement on Form S-3 (No. 333-223996), which was filed with the Commission on March 28, 2018, registering for resale of up to 37,823,596 shares of common stock, par value $0.01 per share, of Registrant (“Registrant Common Stock”).

•

Registration Statement on Form S-3 (No. 333-206308), which was initially filed with the Commission on August 11, 2015, as amended by Amendment No. 1 thereto, filed with the Commission on September 18, 2015, registering an indeterminate number of the following securities with an aggregate amount not to exceed $500 million: (i) Registrant Common Stock, (ii) preferred stock, par value $0.01 per share, of Registrant, (iii) depositary shares, (iv) warrants, (v) rights, (vi) purchase contracts, and (vii) units of any of the foregoing securities.

On November 13, 2020, pursuant to its previously announced Agreement and Plan of Merger, dated August 12, 2020, by and between Southwestern Energy Company, a Delaware corporation (“Southwestern”), and the Registrant, the Registrant was merged with and into Southwestern (the “Merger”), with Southwestern continuing as the surviving corporation.

In connection with the closing of the Merger, the offerings pursuant to each of the Registration Statements has been terminated. In accordance with undertakings made by the Registrant in each of the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that remain unsold at the termination of the offerings, the Registrant hereby removes from registration all securities that were registered but unsold or otherwise unissued under the Registration Statements as of the date hereof.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused each of these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Spring, State of Texas, on November 18th, 2020.

SOUTHWESTERN ENERGY COMPANY (as successor by merger to Montage Resources Corporation)

By:	/s/ Chris Lacy
	Name:	Chris Lacy
	Title:	Vice President, General Counsel and Corporate Secretary

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.